                                                Filed Pursuant To Rule 424(b)(5)
                                                      Registration No. 333-82806

Prospectus Supplement
February 5, 2003
(To Prospectus Dated February 25, 2002)

                                  $225,000,000
                          Parker-Hannifin Corporation
                          4.875% Senior Notes Due 2013



                          ---------------------------



     We will pay interest on the notes on February 15th and August 15th of each year, beginning on August 15, 2003. The notes will mature on February 15, 2013 unless redeemed prior to that date. We may, at our option, redeem the notes, in whole or from time to time in part, prior to maturity at a price determined as described in this prospectus supplement.

     The notes are unsecured obligations of Parker and will rank equally in right of payment with all of Parker's other unsecured and unsubordinated indebtedness from time to time outstanding. The notes are effectively subordinated to all of Parker's subsidiaries' liabilities.

     The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

                          ---------------------------

                                                              PER NOTE         TOTAL
                                                              --------      ------------
Public offering price.......................................   99.265%      $223,346,250
Underwriting discount.......................................     .650%      $  1,462,500
Proceeds, before expenses, to Parker (1)....................   98.615%      $221,883,750

---------------

(1) Plus accrued interest from February 10, 2003, if settlement occurs after that date.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We expect that delivery of the notes will be made to investors in book-entry form only through the facilities of The Depository Trust Company on or about February 10, 2003.

                          ---------------------------

                           Sole Book-Running Manager

                         Banc of America Securities LLC

McDonald Investments Inc.                                         Morgan Stanley

     NO PERSON HAS BEEN AUTHORIZED BY US OR BY ANY UNDERWRITER OR DEALER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                          ---------------------------
                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
About This Prospectus Supplement............................  S-2
Disclosure about Forward-Looking Statements.................  S-2
Parker-Hannifin.............................................  S-3
Use of Proceeds.............................................  S-3
Ratio of Earnings to Fixed Charges..........................  S-3
Description of the Notes....................................  S-4
Certain U.S. Federal Income Tax Considerations..............  S-5
Underwriting................................................  S-8
Validity of the Notes.......................................  S-9

                                   PROSPECTUS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    1
Parker-Hannifin Corporation.................................    1
Disclosure about Forward-Looking Statements.................    2
Where You Can Find More Information.........................    2
Information We Incorporate by Reference.....................    2
Use of Proceeds.............................................    3
Ratio of Earnings to Fixed Charges..........................    4
Description of Debt Securities..............................    4
Description of Capital Stock................................   18
Description of Depositary Shares............................   24
Description of Warrants.....................................   26
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................   28
Plan of Distribution........................................   28
Legal Matters...............................................   30
Experts.....................................................   30

                          ---------------------------
     References in this prospectus supplement to "Parker-Hannifin," "Parker," "we," "us" and "our" are to Parker-Hannifin Corporation and its subsidiaries unless otherwise specified or the context otherwise requires.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement describes the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with, updates or changes the information in the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus. In addition, the information in this prospectus supplement may add to, update or change the information incorporated by reference and accordingly supersede that information.

     You should read and consider all the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" on page 2 of the accompanying prospectus.

     The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase, any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See "Underwriting" in this prospectus supplement.

                  DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contains or incorporates by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan" and "forecast." Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by the forward-looking statements. It is possible that our future performance and earnings projections may differ materially from current expectations, depending on economic conditions within both the industrial and aerospace markets, and our ability to achieve anticipated benefits associated with announced realignment activities and strategic initiatives to improve operating margins. Among other factors which may affect future performance are:

     o changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments;

     o uncertainties surrounding timing, successful completion or integration of acquisitions;

     o threats associated with and efforts to combat terrorism;

     o competitive market conditions and resulting effects on sales and pricing;

     o increases in raw-material costs that cannot be recovered in product pricing; and

     o global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates.

     These and other factors are discussed in our reports filed with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events referred to in this prospectus supplement might not occur. We undertake no obligation to update or publicly revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                PARKER-HANNIFIN

     We are a leading worldwide full-line manufacturer of motion control products, including fluid power systems, electromechanical controls and related components. Fluid power involves the transfer and control of power through the medium of liquid, gas or air, in hydraulic, pneumatic and vacuum applications. Fluid power systems move and position materials, control machines, vehicles and equipment and improve industrial efficiency and productivity. Components of a simple fluid power system include a pump which generates pressure, valves which control the fluid's flow, an actuator which translates the pressure in the fluid into mechanical energy, a filter to insure proper fluid condition and numerous hoses, couplings, fittings and seals. Electromechanical control involves the use of electronic components and systems to control motion and precisely locate or vary speed in automation applications. In addition to motion control products, we are also a leading worldwide producer of fluid purification, fluid control, process instrumentation, air conditioning, refrigeration, electromagnetic shielding and thermal management products, and we design and manufacture custom-engineered buildings. Also, through Wynn Oil Company and its subsidiaries we develop, manufacture and market specialty chemical products and automotive service equipment.

     Our manufacturing, service, distribution and administrative facilities are located in approximately 38 states and worldwide in approximately 43 foreign countries. Our motion control technology is used in the products of our business segments: Industrial; Aerospace; and Other. The products are sold as original and replacement equipment through product and distribution centers worldwide. We market our products through our direct-sales employees, independent distributors, sales representatives and builder/dealers. Parker products are supplied to approximately 435,000 customers in virtually every significant manufacturing, transportation and processing industry.

                                USE OF PROCEEDS

     The net proceeds from the sale of the notes offered hereby are estimated to be approximately $221.9 million (after deducting underwriting commissions and other offering expenses). We intend to use the net proceeds to repay a portion of our outstanding commercial paper borrowings due at varying times from February 10, 2003 to February 21, 2003 with interest rates ranging from 1.28% to 2.31%. These borrowings were used for general corporate purposes. See "Use of Proceeds" in the accompanying prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

                           FOR THE FISCAL YEARS ENDED JUNE 30,
FOR THE SIX MONTHS ENDED  -------------------------------------
   DECEMBER 31, 2002      2002    2001    2000    1999    1998
------------------------  -----   -----   -----   -----   -----
         4.25x            3.29x   6.19x   9.58x   7.14x   8.57x

                            DESCRIPTION OF THE NOTES

     The notes offered by this prospectus supplement will be issued under an Indenture, dated as of May 3, 1996, between the us and National City Bank, as trustee, as supplemented from time to time. The Indenture is incorporated by reference as an exhibit to the Registration Statement of which the accompanying prospectus is a part. The following summary of specific provisions of the Indenture and the notes, which are referred to in the accompanying prospectus as our debt securities, supplements, and to the extent inconsistent therewith, replaces, the summaries of provisions of our debt securities set forth in the accompanying prospectus, to which reference is made. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions in the Indenture.

     The notes offered by this prospectus supplement will be initially limited to $225,000,000 in aggregate principal amount and will mature on February 15, 2013. Each note will bear interest at the rate of 4.875% per year, computed on the basis of a 360-day year of twelve 30-day months, from February 10, 2003 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on February 15 and August 15 of each year commencing on August 15, 2003. Interest payable on any note which is punctually paid or duly provided for on any interest payment date will be paid to the person in whose name such note is registered at the close of business on February 1, or August 1, respectively, preceding the interest payment date.

     The notes are to be issued only in registered form without coupons in denominations of $1,000 and any multiple of $1,000. The notes will not be entitled to any sinking fund. The Indenture contains covenants limiting certain liens and sale and leaseback transactions. In addition, the notes will be subject to defeasance and covenant defeasance as described under the caption "Description of Debt Securities - Legal Defeasance and Covenant Defeasance" in the accompanying prospectus.

     Under the Indenture, we may, without your consent, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. No additional notes may be issued if an event of default is continuing with respect to the notes.

     The notes are unsecured obligations of Parker and will rank equally in right of payment with all of Parker's existing and future unsecured and subordinated indebtedness. The notes are effectively subordinated to all of Parker's subsidiaries' liabilities.

OPTIONAL REDEMPTION

     We may, at our option, redeem some or all of the notes at any time, or from time to time, by paying the "make-whole" redemptions price. The "make-whole" redemption price will be equal to the greater of (a) 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to the redemption date and (b) the sum of the remaining scheduled payments of principal and interest in respect of the notes being redeemed from the redemption date to maturity (not including any portion of the payments of interest accrued as of the redemption date) discounted to their present value, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

     "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five such Reference Treasury Dealer Quotations, (b) if the trustee obtains four such Reference Treasury Dealer Quotations, the average of two Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations, or (c) if the trustee obtains fewer than four such Reference Treasury Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, or their respective affiliates, which are primary U.S. Government securities dealers (each, a "Primary Treasury Dealer"), and their respective successors, and two other Primary Treasury Dealers selected by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

     Notwithstanding the foregoing, we will pay any interest installment due on an interest payment date that occurs on or prior to any redemption date to holders as of the close of business on the record date immediately preceding such interest payment date.

     In the event that we are redeeming less than all of the notes, selection of the notes for redemption will be made by the trustee by such method as the trustee deems fair and appropriate. No partial redemption will reduce the principal amount at maturity of a note not redeemed to less than $1,000. We will mail notice of redemption by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

BOOK-ENTRY PROCEDURES

     Upon issuance, all notes will be represented by a fully registered global note. The global note will be deposited with, or on behalf of, The Depository Trust Company, as the depositary, and registered in the name of the depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, the global note may not be transferred except as a whole to the depositary, another nominee of the depositary, or a successor of the depositary or its nominee. A further description of the depositary's procedures with respect to the global note is set forth in the accompanying prospectus under "Description of Debt Securities - Global Securities."

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest on the global note will be made by us in immediately available funds to National City Bank, as trustee and then by the trustee to the depositary or its nominee, as the case may be, as the registered holder thereof.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Jones Day, special tax counsel to Parker, the following is an accurate summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made herein concerning the notes, and we cannot assure you that the IRS will agree with such statements.

     The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a "U.S. Holder." "U.S. Holder" means a beneficial owner of a note that is:

     o a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

     o a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

     o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     o a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

     This summary assumes that the notes are held as capital assets and holders purchase the notes upon their initial issuance pursuant to this prospectus supplement at the notes' initial offering price. This summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders' particular circumstances or to holders that may be subject to special tax rules, such as, for example:

     o holders subject to the alternative minimum tax;

     o banks, insurance companies or other financial institutions;

     o tax-exempt organizations;

     o dealers in securities or commodities;

     o traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     o holders whose functional currency is not the U.S. dollar;

     o persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

     o persons deemed to sell the notes under the constructive sale provisions of the Code; or

     o partnerships or other pass-through entities.

     If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

     THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

PAYMENTS OF INTEREST

     Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

DE MINIMIS ORIGINAL ISSUE DISCOUNT

     The notes will not bear original issue discount ("OID") for U.S. federal income tax purposes. However, the notes will bear de minimis original issue discount ("de minimis OID") for such purposes, in an amount equal to the excess of a note's stated principal amount over its issue price. The issue price of a note is the first price at which a substantial amount of such issue of notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, dealers or wholesalers). In general, a note bearing de minimis OID will not be treated as issued with OID and a U.S. Holder (1) will not be required to recognize OID as interest income over the term of the note under the OID tax rules, and (2) will recognize capital gain with respect to the de minimis OID as stated principal payments on the note are made. The amount of such gain with respect to each principal payment will equal the product of the total amount of the note's de minimis OID and a fraction, the numerator of which is the amount of the principal payment and the denominator of which is the total stated principal amount of the note.

DISPOSITION OF NOTES

     Upon the sale, exchange, redemption or other taxable disposition of a note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which is treated as interest as described above) and your adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder.

     Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the note is more than 12 months. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of notes unless you are an exempt recipient. A backup withholding tax (currently at a rate of 30%, but subject to periodic reductions through 2006) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS. that payments to you are subject to backup withholding.

     Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting Agreement, dated the date on the cover of this prospectus supplement, between us and Banc of America Securities LLC as representative of the underwriters named below (the "Underwriting Agreement"), the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amounts of notes set forth opposite their respective names below:

                                                              Principal Amount
                        Underwriter                               of Notes
                        -----------                           ----------------
Banc of America Securities LLC..............................    $146,250,000
McDonald Investments Inc. ..................................      39,375,000
Morgan Stanley & Co. Incorporated...........................      39,375,000
                                                                ------------
Total.......................................................    $225,000,000
                                                                ============

     The Underwriting Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes are subject to receipt of an opinion of counsel and to other conditions. The underwriters are obligated to take and pay for all the notes if any are taken.

     The underwriters propose initially to offer part of the notes directly to the public at the public offering price set forth on the cover page hereof and part to some dealers at a price that represents a concession not in excess of 0.400% of the principal amount of the notes. Any underwriter may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the notes to some other dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

     We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make in respect of these liabilities.

     We do not intend to apply for listing of the notes on a national securities exchange but have been advised by the underwriters that they currently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity or development of, or trading markets for, the notes.

     In connection with this offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If an underwriter creates a short position in the notes in connection with the offering, that is, if it sells more notes than are set forth in the table above, the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting commission received by it because the other underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     Banc of America Securities LLC, McDonald Investments Inc. and Morgan Stanley & Co. Incorporated have provided and will in the future continue to provide investment banking and other financial services for us and certain of our affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for us by Jones Day, Cleveland, Ohio, and for the underwriters by Sullivan & Cromwell LLP, New York, New York. On matters of Ohio law, Sullivan & Cromwell LLP will rely on Jones Day.

PROSPECTUS

                                 $1,000,000,000

                                 (PARKER LOGO)


                           PARKER-HANNIFIN CORPORATION


                                DEBT SECURITIES
                                 COMMON SHARES
                             SERIAL PREFERRED STOCK
                               DEPOSITARY SHARES
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

     We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities. Our common shares are listed on the New York Stock Exchange under the symbol "PH." None of our other securities are listed on any national securities exchange.

                                   ----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 25, 2002.

                                                                         PAGE
                                                                         ----
ABOUT THIS PROSPECTUS ......................................................1
PARKER-HANNIFIN CORPORATION ................................................1
DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS ................................2
WHERE YOU CAN FIND MORE INFORMATION ........................................2
INFORMATION WE INCORPORATE BY REFERENCE ....................................3
USE OF PROCEEDS ............................................................4
RATIO OF EARNINGS TO FIXED CHARGES .........................................4
DESCRIPTION OF DEBT SECURITIES .............................................4
DESCRIPTION OF CAPITAL STOCK ..............................................17
DESCRIPTION OF DEPOSITARY SHARES ..........................................22
DESCRIPTION OF WARRANTS ...................................................24
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS ..........26
PLAN OF DISTRIBUTION ......................................................27
LEGAL MATTERS .............................................................28
EXPERTS ...................................................................28

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1.0 billion or the equivalent amount denominated in foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of the risks relating to the offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading "Where You Can Find More Information."

     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

     The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

     References in this prospectus to the terms "we," "us" or "Parker" or other similar terms mean Parker-Hannifin Corporation, unless we state otherwise or the context indicates otherwise.


                           PARKER-HANNIFIN CORPORATION

     Parker is a leading worldwide full-line manufacturer of motion control products, including fluid power systems, electromechanical controls and related components. Fluid power involves the transfer and control of power through the medium of liquid, gas or air, in hydraulic, pneumatic and vacuum applications. Fluid power systems move and position materials, control machines, vehicles and equipment and improve industrial efficiency and productivity. Components of a simple fluid power system include a pump or compressor which generates pressure, valves which control the fluid's flow, an actuator which translates the pressure in the fluid into mechanical energy, a filter to insure proper fluid condition and numerous hoses, couplings, fittings and seals. Electromechanical control involves the use of electronic components and systems to control motion and precisely locate or vary speed in automation applications. In addition to motion control products, we also are a leading worldwide producer of fluid purification, fluid flow, process instrumentation, air conditioning, refrigeration, and electromagnetic shielding and thermal management products and we design and manufacture custom-engineered buildings. Also, through Wynn Oil Company and its subsidiaries, we develop, manufacture and market specialty chemical products and automotive service equipment and market vehicle service contracts and product warranty programs.

     Our manufacturing, service, distribution and administrative facilities are located in 38 states, Puerto Rico and worldwide in 44 foreign countries. Our motion control technology is used in products of our two principal business segments, Industrial and Aerospace, and also in our third segment, Other. The products are sold as original and replacement equipment through product and distribution centers worldwide. We market our products through our direct-sales employees, independent distributors, sale representatives and builder/dealers. Our products are supplied to over 425,000 customers in virtually every significant manufacturing, transportation and processing industry.

     Parker was incorporated in Ohio in 1938. Its principal executive offices are located at 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, telephone
(216) 896-3000.

                   DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan" and "forecast." Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by the forward-looking statements. Those factors include:

     o changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments;

     o    ability of suppliers to provide materials as needed;

     o uncertainties surrounding timing, successful completion or integration of acquisitions;

     o competitive market conditions and resulting effects on sales and pricing;

     o increases in raw-material and other production costs that cannot be recovered in product pricing;

     o    threats associated with terrorism;

     o    difficulties in introducing new products and entering new markets; and

     o uncertainties surrounding the global economy and global market conditions, including any federal government policies to stimulate the economy, interest rate levels and the potential devaluation of currencies.

     These and other factors are discussed in our reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events referred to in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our web site at www.phstock.com. We do not intend for information contained in our web site to be part of this prospectus.

                     INFORMATION WE INCORPORATE BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means:

     o    incorporated documents are considered part of the prospectus;

     o we can disclose important information to you by referring you to those documents; and

     o information that we file with the SEC will automatically update this prospectus.

     We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

     o    Annual Report on Form 10-K for the year ended June 30, 2001;

     o Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001 and December 31, 2001;

     o    Current Report on Form 8-K filed September 26, 2001;

     o the description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on September 8, 1967 and all amendments and reports filed for the purpose of updating that description; and

     o the description of our common share purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on February 3, 1997, as amended February 5, 1997.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the securities terminates.

     You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by telephoning or writing us at the following address:

                                    Secretary
                          Parker-Hannifin Corporation
                              6035 Parkland Blvd.
                           Cleveland, Ohio 44124-4141
                        Telephone Number: (216) 896-3000

                                 USE OF PROCEEDS

           Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

     o reduction or refinancing of outstanding indebtedness or other corporate obligations;

     o    acquisitions;

     o    capital expenditures; and

     o    working capital.

          Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

        FOR THE
      SIX MONTHS
         ENDED                  FOR THE FISCAL YEARS ENDED JUNE 30,
     DECEMBER 31,           ------------------------------------------
         2001                2001     2000     1999     1998     1997
     -------------          ------   ------   ------   ------   ------

        3.97x                6.19x    9.58x    7.14x    8.57x    8.34x

          The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

     o earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest); and

     o fixed charges consist of (i) interest on indebtedness, whether expensed or capitalized, and (ii) that portion of rental expense Parker believes is representative of interest.

          We did not have any serial preferred stock outstanding during the periods presented above. There were no serial preferred stock dividends paid or accrued during the periods presented above.

                         DESCRIPTION OF DEBT SECURITIES

          This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

          Our unsecured senior debt securities will be issued under an indenture, dated May 3, 1996, between us and National City Bank, as trustee, or another indenture to be entered into by us and National City Bank or another trustee. The unsecured subordinated debt securities will be issued under a separate indenture to be entered into by us and National City Bank or another trustee.

          A copy of the May 3, 1996 senior debt indenture has been previously filed with the SEC and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and is incorporated by reference into this prospectus. Another form of senior debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. A form of the subordinated debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. You should refer to the applicable indenture for more specific information. In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities.

     The indentures will not limit the amount of debt securities that we may issue and will permit us to issue securities from time to time in one or more series. The debt securities will be unsecured obligations of Parker. We currently conduct a portion of our operations through subsidiaries, and the holders of debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.

     Generally, we will pay the principal of, premium, if any, and interest on our registered debt securities either at an office or agency that we maintain for that purpose or, if we elect, we may pay interest by mailing a check to your address as it appears on our register (or, at the election of the holder, by wire transfer to an account designated by the holder). Except as may be provided otherwise in the applicable prospectus supplement, no payment on a bearer security will be made by mail to an address in the United States or by wire transfer to an account in the United States. Except as may be provided otherwise in the applicable prospectus supplement, we will issue our debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. We will not apply a service charge for a transfer or exchange of our debt securities, but we may require that you pay the amount of any applicable tax or other governmental charge.

     The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer:

     o    the title of the debt securities;

     o whether they are senior debt securities or subordinated debt securities;

     o the total amount of the debt securities authorized and the amount outstanding, if any;

     o any limit on the aggregate principal amount of the debt securities offered through that prospectus supplement;

     o the identity of the person to whom we will pay interest if it is anybody other than the person in whose name the security is registered;

     o    when the principal of the debt securities will mature;

     o the interest rate or the method for determining it, including any procedures to vary or reset the interest rate;

     o when interest will be payable, as well as the record dates for determining to whom we will pay interest;

     o where the principal of, premium, if any, and interest on the debt securities will be paid;

     o any obligation of ours to redeem, repurchase or repay the debt securities under any mandatory or optional sinking funds or similar arrangements and the terms of those arrangements;

     o when the debt securities may be redeemed if they are redeemable, as well as the redemption prices, and a description of the terms of redemption;

     o the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

     o the amount that we will pay the holder if the maturity of the debt securities is accelerated, if other than the entire principal amount;

     o the currency in which we will make payments to the holder and, if a foreign currency, the manner of conversion from United States dollars;

     o any index or formula we may use to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

     o whether the debt securities will be issued in electronic, global or certificated form;

     o if the debt securities will be issued only in the form of a global note, the name of the depositary or its nominee and the circumstances under which the global note may be transferred or exchanged to someone other than the depositary or its nominee;

     o the applicability of the legal defeasance and covenant defeasance provisions in the applicable indenture;

     o any additions or changes to events of default and, in the case of subordinated debt securities, any additional events of default that would result in acceleration of their maturity;

     o any additions or changes to the covenants relating to permitted consolidations, mergers or sales of assets or otherwise;

     o the amount that will be deemed to be the principal amount of the debt securities as of a particular date before maturity if the principal amount payable at the stated maturity date will not be able to be determined on that date;

     o whether the debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

     o    the terms of any repurchase or remarketing rights of third parties;
          and

     o any other terms of the debt securities not inconsistent with the terms of the applicable indenture.

     Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which we offer those debt securities. In addition, certain United States federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

     We will comply with Section 14(e) under the Exchange Act and any other tender offer rules under the Exchange Act that may then apply to any obligation we may have to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Debt securities of a series may be subordinated to senior indebtedness to the extent set forth in the prospectus supplement relating to the subordinated debt securities. The definition of "senior indebtedness" will include, among other things, senior debt securities and will be specifically set forth in that prospectus supplement.

     Subordinated debt securities of a particular series and any coupons relating to those debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the subordinated debt indenture and the prospectus supplement relating to those subordinated debt securities, to the prior payment of all of our indebtedness that is designated as senior indebtedness with respect to that series.

     Upon any payment or distribution of our assets to creditors or upon a total or partial liquidation or dissolution of Parker or in a bankruptcy, receivership, or similar proceeding relating to Parker or our property, holders of senior indebtedness will be entitled to receive payment in full in cash before holders of subordinated debt securities will be entitled to receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities and, until the senior indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of senior indebtedness, except that holders of subordinated debt securities may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities, all as described in the applicable prospectus supplement.

     Unless otherwise provided in an applicable prospectus supplement, we may not make any payments of principal, premium, if any, or interest with respect to subordinated debt securities, make any deposit for the purpose of defeasance of the subordinated debt securities, or repurchase, redeem, or otherwise retire, except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by our delivery of subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, any subordinated debt securities if:

     o any principal, premium, if any, or interest with respect to senior indebtedness is not paid within any applicable grace period (including at maturity); or

     o any other default on senior indebtedness occurs and the maturity of that senior indebtedness is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the senior indebtedness has been paid in full in cash, or we and the trustee receive written notice approving the payment from the representatives of each issue of specified senior indebtedness as described in the applicable prospectus supplement.

     Unless otherwise provided in an applicable prospectus supplement, during the continuance of any default (other than a default described in the preceding paragraph) with respect to any senior indebtedness pursuant to which the maturity of that senior indebtedness may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for such periods after notice of the default from the representative of specified senior indebtedness as shall be specified in the applicable prospectus supplement.

     By reason of this subordination, in the event of insolvency, our creditors who are holders of senior indebtedness or holders of any indebtedness or serial preferred stock of our subsidiaries, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

EVENTS OF DEFAULT

     Except as may be provided otherwise in a prospectus supplement, any of the following events will constitute an event of default for a series of debt securities under an indenture:

     o failure to pay interest on our debt securities of that series (or any payment with respect to the related coupons, if any) and continuation of the default for thirty days past the applicable due date;

     o failure to pay principal of, or premium, if any, on our debt securities of that series when due (whether at maturity, upon redemption, declaration of acceleration, required repurchase or otherwise);

     o failure to make any sinking fund payment on our debt securities of that series when due;

     o failure to perform any other covenant or agreement in the indenture, other than a covenant included in the indenture solely for appropriate benefit of a different series of our debt securities, which failure continues for 60 days after the trustee or holders of 10% of the outstanding principal amount of the debt securities of that series have given written notice of the failure in the manner provided in the indenture;

     o acceleration of more than $10,000,000 of our or our restricted subsidiaries' other indebtedness under the terms of the applicable debt instrument if the acceleration is not rescinded or the indebtedness is not paid within 10 days after the trustee or holders of 10% of the outstanding principal amount of the debt securities of that series have given written notice of the default in the manner provided in the indenture;

     o specified events relating to our bankruptcy, insolvency or reorganization; and

     o any other event of default provided with respect to debt securities of that series.

     An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

     If there is an event of default with respect to a series of our debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. If the securities were issued at an original issue discount, less than the stated principal amount may become payable. After the declaration of acceleration of the maturity of the debt securities of any series, but before the trustee obtains a judgment or decree for payment of the money due, the holders of at least a majority in aggregate principal amount of the debt securities of that series may, on behalf of the holders of all debt securities and any related coupons of that series, rescind and annul the declaration of acceleration if we take specific evincing steps to cure the breach, as specified in the applicable indenture. In addition, the holders of at least a majority in aggregate principal amount of the debt securities of a series may, on behalf of the holders of all debt securities and any related coupons of that series, waive any past default with respect to the series and its consequences, except defaults in the payment of principal, premium, if any, or interest on the security or in respect of a covenant that cannot be modified or amended without the consent of the holder of each outstanding security of the affected series. Such a waiver causes the event of default to cease to exist and be deemed to have been cured.

     We are required to file annually with the trustee an officer's certificate as to the absence of defaults under the terms of the indenture. The indenture provides that if a default occurs with respect to debt securities of any series, the trustee will give the holders of the relevant series notice of the default when, as and to the extent provided by the Trust Indenture Act of 1939. However, in the case of any default under any covenant with respect to the series, no notice of default to holders will be given until at least thirty days after the occurrence of the default.

     Each indenture provides that the trustee will be under no obligation, subject to the duty of the trustee during default to act with the required standard of care, to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless these holders shall have offered to the trustee reasonable security or indemnity. Subject to these provisions for indemnification of the trustee, the holders of a majority of the amount of the outstanding debt securities of any series will have the right to direct the time, manner and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the debt securities of that series.

SATISFACTION AND DISCHARGE OF THE INDENTURES

     An indenture will generally cease to be of any further effect with respect to a series of debt securities if:

     o we have delivered to the applicable trustee for cancellation all debt securities of that series (with certain limited exceptions); or

     o all debt securities and coupons of that series not previously delivered to the trustee for cancellation:

          --   have become due and payable;

          -- will become due and payable at their stated maturity within one year; or

          -- are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of those debt securities and coupons.

For the trustee to execute proper instruments acknowledging the satisfaction and discharge of an indenture in either case described above, we must also pay or cause to be paid all other sums payable under the applicable indenture by us, and deliver to the trustee an officer's certificate and an opinion of counsel stating that all indenture conditions have been met.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Any series of our debt securities may be subject to the defeasance and discharge provisions of the applicable indenture if so specified in the applicable prospectus supplement. If those provisions are applicable, we may elect either:

     o legal defeasance--which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities; or

     o covenant defeasance--which will permit us to be released from our obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.

     If we exercise our legal defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default related to the specified covenants.

     Unless otherwise provided in the applicable prospectus supplement, we may invoke legal defeasance or covenant defeasance with respect to any series of our debt securities only if:

     o    we irrevocably deposit with the trustee, in trust:

          --   an amount in funds;

          -- U.S. government obligations which, through the scheduled payment of principal and interest in accordance with their terms, will provide, not later than one day before the due date of any payment, an amount in funds; or

          --   any combination of funds or U.S. government obligations;

          sufficient to pay upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those debt securities;

     o we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the combination of funds or U.S. government obligations will provide cash at times and in amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all the debt securities of that series to maturity or redemption, as the case may be;

     o 90 days pass after the deposit described above is made and, during the 90-day period, no default relating to our bankruptcy, insolvency or reorganization occurs that is continuing at the end of that period;

     o no event of default has occurred and is continuing on the date of the deposit described above after giving effect to the deposit;

     o we deliver to the trustee an officer's certificate to the effect that no debt security will be delisted as a result of the deposit described above;

     o the deposit will not cause the trustee to have a conflict of interest under the Trust Indenture Act;

     o the legal defeasance or covenant defeasance will not result in a breach of or default under any other agreement to which we are party or to which we are bound;

     o the legal defeasance or covenant defeasance will not result in the trust arising from the deposit described above constituting an investment company under the Investment Company Act of 1940 unless registered under the Investment Company Act or exempt;

     o we deliver to the trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance; and

     o we deliver to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of that series as contemplated by the applicable indenture have been complied with.

MODIFICATION AND WAIVER

     We may enter into supplemental indentures for the purpose of modifying or amending an indenture with the consent of holders of at least 66 2/3% in aggregate principal amount of each series of our outstanding debt securities affected. However, unless otherwise provided in the applicable prospectus supplement, the consent of all of the holders of our debt securities that are affected by any modification or amendment is required for any of the following:

     o to reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment or waiver;

     o to reduce the rate of or extend the time for payment of interest on any debt security or coupon or reduce the amount of any interest payment to be made with respect to any debt security or coupon;

     o to reduce the principal of or change the stated maturity of principal of, or any installment of principal of, or interest on, any debt security or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of maturity;

     o to reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

     o to modify the subordination provisions of our subordinated debt securities in a manner adverse to holders;

     o change the place or currency of payment of principal, or any premium or interest on, any debt security;

     o to impair the right to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any debt security (or in the case of redemption, on or after the date fixed for redemption); or

     o to modify any of the above provisions of an indenture, except to increase the percentage in principal amount of debt securities of any series whose holders must consent to an amendment or to provide that certain other provisions of an indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

     In addition, we and the trustee with respect to an indenture may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes (in addition to any other purposes specified in an applicable prospectus supplement):

     o to evidence that another person has become our successor under the provisions of the indenture and that the successor assumes our covenants, agreements and obligations in the indenture and in the debt securities;

     o to surrender any of our rights or powers under the indenture, to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt

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

          securities, and to make a default in any of these additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture;

     o to cure any ambiguity or to make corrections to the indenture, any supplemental indenture, or any debt securities, or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of debt securities of any series;

     o to add to or change any of the provisions of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as none of these actions adversely affects the interests of the holders of debt securities or any coupons of any series in any material respect;

     o to permit the issuance of debt securities of any series in uncertificated form;

     o    to secure the debt securities, subject to specified restrictions;

     o to add to, change or eliminate any of the provisions of the indenture with respect to one or more series of debt securities subject to certain limitations;

     o to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for the administration of the indenture by more than one trustee; and

     o to establish the form or terms of debt securities and coupons of any series.

CERTAIN COVENANTS

     Except as may be provided otherwise in the applicable prospectus supplement, we will be bound by certain restrictions in connection with the issuance of debt securities. Unless otherwise described in a prospectus supplement relating to any debt securities, other than as described below under "--Restrictions on Secured Debt," "--Restrictions on Sales and Leasebacks," and "--Consolidation, Merger and Sale of Assets," the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information about any deletions from, modifications of or additions to, the events of default or covenants of ours contained in an indenture, including any addition of a covenant or other provision providing event risk or similar protection.

CERTAIN DEFINITIONS

     Unless otherwise provided in the applicable prospectus supplement, the following terms will mean as follows for purposes of covenants that may be applicable to any particular series of debt securities.

     "Attributable Debt" means the total net amount of rent required to be paid during the remaining primary term of certain leases, discounted from the due date at a rate per annum equal to the weighted average yield to maturity of the debt securities calculated in accordance with generally accepted financial practices.

     "Consolidated Net Tangible Assets" means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting
(i) all liabilities other than deferred income taxes, Funded Debt and shareholders' equity, and (ii) all goodwill and other intangibles of ours and our consolidated Subsidiaries computed in accordance with generally accepted accounting principles.

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

     "Debt" means loans and notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

     "Funded Debt" means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and
(ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized at the date of such computation and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the respective amounts so capitalized).

     "Principal Property" means any manufacturing or processing plant or warehouse owned by us or any Restricted Subsidiary which is located within the United States and the gross book value of which (including related land, improvements, machinery and equipment without deduction of any depreciation reserves) on the date as of which the determination is being made, exceeds 1% of Consolidated Net Tangible Assets, with certain exceptions due to materiality to our business or to the use or operation of this property as determined by our board of directors.

     "Restricted Subsidiary" means a Subsidiary of ours where substantially all the property is located, or substantially all of the business is carried on, within the United States and which owns a Principal Property.

     "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us and/or one or more of our Subsidiaries.

RESTRICTIONS ON SECURED DEBT

     Unless otherwise provided in the applicable prospectus supplement, we will not, and we will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Debt secured by a pledge of, or mortgage or other lien on, any Principal Property or any shares of capital stock of, or Debt of, any Restricted Subsidiary (such pledges, mortgages and other liens being hereinafter called "Mortgage" or "Mortgages"), without providing that the debt securities are secured equally and ratably with (or, at our option, prior to) this secured Debt.

     Unless otherwise provided in the applicable prospectus supplement, this obligation will not apply if, after giving effect to the secured Debt, the aggregate amount of all this Debt so secured together with all Attributable Debt of our and our Restricted Subsidiaries in respect of sale and leaseback transactions (other than sale and leaseback transactions described in "--Restrictions on Sales and Leasebacks") involving Principal Properties, would not exceed 10% of our Consolidated Net Tangible Assets.

     Unless otherwise provided in the applicable prospectus supplement, this obligation will not apply to, and there will be excluded in computing secured Debt for the purpose of the restriction, Debt secured by:

     o Mortgages on property, stock or Debt of any corporation, partnership, association or other entity existing at the time that corporation, partnership, association or other entity becomes a Restricted Subsidiary or obligor under the Indenture;

     o    Mortgages in favor of Parker or a Restricted Subsidiary;

     o Mortgages in favor of a governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

     o Mortgages on property, stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price, construction cost or development cost created or assumed within 180 days after the acquisition or completion of construction or development of this property, stock or Debt;

     o Debt secured by Mortgages securing industrial revenue or pollution control bonds; and

     o any extension, renewal or refinancing (or successive extensions, renewals or refinancings), as a whole or in part, of any of the foregoing, except that this extension, renewal or refinancing Mortgage will be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or refinanced (plus improvements on the property).

RESTRICTIONS ON SALES AND LEASEBACKS

     Unless otherwise provided in the applicable prospectus supplement, neither we nor any of our Restricted Subsidiaries may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt of us and our Restricted Subsidiaries with respect to this transaction plus all secured Debt would not exceed 10% of Consolidated Net Tangible Assets.

     Unless otherwise provided in the applicable prospectus supplement, this obligation will not apply to, and there will be excluded in computing Attributable Debt for purposes of this restriction, any sale and leaseback transaction if:

     o the sale or transfer of the Principal Property is made within 180 days after the later of its acquisition or completion of construction;

     o the lease secures or relates to industrial revenue or pollution control bonds; or

     o we or our Restricted Subsidiary, within 180 days after the sale is completed, apply (i) to the retirement of the debt securities, other Funded Debt of Parker ranking on parity with or senior to the debt securities, or Funded Debt of a Restricted Subsidiary, or (ii) to the purchase of other property which will constitute a Principal Property having a value at least equal to the value of the Principal Property leased, an amount equal to the greater of (A) the net proceeds of the sale of the Principal Property leased, or (B) the fair market value of the Principal Property leased.

     In lieu of applying proceeds to the retirement of Funded Debt, the Company may surrender debentures or notes, including the debt securities to the trustee for retirement and cancellation, or we or any Restricted Subsidiary may receive credit for the principal amount of Funded Debt voluntarily retired within 180 days after this sale.

     This restriction will not apply to any sale and leaseback transaction between Parker and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of three years or less.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless otherwise provided in the applicable prospectus supplement, our indentures prohibit us from consolidating with or merging into another business entity, or transferring or leasing substantially all of our assets, unless:

     o the surviving or acquiring entity is a United States corporation, partnership or trust and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture;

     o immediately after giving effect to the transaction, no default or event of default would occur or be continuing; and

     o we have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that the consolidation, merger, lease or sale complies with the indenture.

     The indenture further provides that no consolidation or merger of us with or into any other corporation and no conveyance, transfer or lease of our property substantially as an entirety to another person may be made if, as a result thereof, any Principal Property of ours or any of our Restricted Subsidiaries or any shares of capital stock or Debt of a Restricted Subsidiary would become subject to a Mortgage which is not expressly excluded from the restrictions or permitted by the indentures, unless the debt securities are secured equally and ratably with, or prior to, all indebtedness secured thereby.


CONVERSION OR EXCHANGE RIGHTS

     If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

     o    the type of securities into which they may be converted or exchanged;

     o    the conversion price or exchange ratio, or its method of calculation;

     o whether conversion or exchange is mandatory or at the holder's election;

     o    how and when the conversion price or exchange ratio may be adjusted;
          and

     o any other important terms concerning the conversion or exchange rights.


GLOBAL SECURITIES

     Our debt securities may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. If so, each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form, a global security may not be transferred or exchanged except as a whole to the depositary, another nominee of the depositary, or a successor of the depositary or its nominee.

     The specific material terms of the depositary arrangement with respect to any portion of a series of our debt securities that will be represented by a global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to our depositary arrangements.

     Upon the issuance of any global security and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of our debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of our debt securities, or we, if we are offering and selling our debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair a holder's ability to transfer its beneficial interests in global securities.

     While the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner of all of our debt securities represented by the global security for all purposes under the indentures. Generally, if a holder owns beneficial interests in a global security, that holder will not be entitled to have our debt securities registered in that holder's own name, and that holder will not be entitled to receive a certificate representing that holder's ownership. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the applicable indenture.

     The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under an indenture. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

     Generally, we will make payments on our debt securities represented by a global security directly to the depositary or its nominee. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in "street names," and will be the responsibility of the participating institutions. Neither we nor the trustee, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

     Generally, a global security may be exchanged for certificated debt securities only in the following instances:

     o the depositary notifies us that it is unwilling or unable to continue as depositary for the relevant global security, or it has ceased to be a registered clearing agency, if required to be registered by law;

     o there shall have occurred and be continuing an event of default with respect to the global security; or

     o another event, described in the relevant prospectus supplement, has occurred.

     The following is based on information furnished to us:

     Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company ("DTC") will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully registered securities registered in the name of Cede & Co., which is DTC's nominee. One or more fully-registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for these securities is discontinued.

     DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts these securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping accounts of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Any redemption notices need to be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC's practice is to determine by lot the amount to be redeemed from each participant.

     Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, DTC will not itself consent or vote with respect to these securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts these securities are credited on the record date, identified in a listing attached to the omnibus proxy.

     Payments in respect of securities issued in the form of global securities will be made by the issuer of these securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on this payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of these payments to direct participants is the responsibility of DTC, and disbursements of these payments to the beneficial owners is the responsibility of direct and indirect participants.

     DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of these securities. If a successor depositary is not obtained, individual security certificates representing these securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

     Debt securities may be issued as registered securities, which will be registered as to principal and interest in the register maintained by the registrar for those debt securities, or bearer securities, which will be transferable only by delivery. If debt securities are issuable as bearer securities, certain special limitations and considerations will apply, as set forth in the applicable prospectus supplement.

OUR SENIOR DEBT TRUSTEE

     The current trustee for our senior debt securities is National City Bank, which performs services for us in the ordinary course of business. National City Bank acts as a depositary for funds of, performs certain other services for, and transacts other banking business with us and certain of our subsidiaries in the normal course of its business. National City Bank is a participating lender under our current credit facility. Duane E. Collins, chairman of the board of directors of Parker, and John G. Breen, a director of Parker, are also directors of National City Bank. We may engage additional or substitute trustees with respect to particular series of our debt securities.

GOVERNING LAW

     The indentures and the debt securities will be governed by the laws of the State of New York.


                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 603,000,000 shares of stock, including:

     o 600,000,000,000 common shares, $0.50 par value per share, of which 117,159,213 shares were issued and outstanding as of December 31, 2001; and

     o 3,000,000 shares of serial preferred stock, $0.50 par value per share, of which no shares are currently issued or outstanding.

COMMON SHARES

     This section describes the general terms of our common shares. For more detailed information, you should refer to our amended articles of incorporation and amended code of regulations, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

     Holders of our common shares are entitled to one vote per share with respect to each matter submitted to a vote of our shareholders, subject to voting rights of shares of our serial preferred stock, if any. Except as provided in connection with our serial preferred stock or as otherwise may be required by law or our amended articles of incorporation, our common shares are the only capital stock entitled to vote in the election of directors.

     Shareholders of Parker have cumulative voting rights in the election of directors if any shareholder gives notice in writing to the president or a vice president or the secretary of Parker not less than 48 hours before the time fixed for holding the meeting that cumulative voting at this election is desired and an announcement of the giving of this notice is made upon the convening of the meeting by the chairman or the secretary or by or on behalf of the shareholder giving the notice. In this event, each shareholder has the right to cumulate votes and give one nominee the number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder is entitled, or to distribute votes on the same principle among two or more nominees, as the shareholder sees fit.

     Subject to the rights of holders of our serial preferred stock, if any, holders of our common shares are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve or wind up our business, whether voluntarily or involuntarily, holders of our common shares will be entitled to receive any assets available for distribution to our shareholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of serial preferred stock are entitled by the express terms of that series of serial preferred stock.

     Our outstanding common shares are fully paid and nonassessable. Our common shares do not have any preemptive, subscription or conversion rights. We may issue additional authorized common shares as it is authorized by our board of directors from time to time, without shareholder approval, except as may be required by applicable stock exchange requirements. In addition, attached to each of our common shares is one common share purchase right. See "--Rights Agreement" below for a summary discussion of these rights.

SERIAL PREFERRED STOCK

     This section describes the general terms and provisions of our serial preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of serial preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of serial preferred stock. We will file a copy of the amendment to our articles of incorporation that contains the terms of each new series of serial preferred stock with the SEC each time we issue a new series of serial preferred stock. This amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable amended articles of incorporation before deciding to buy shares of our serial preferred stock as described in the applicable prospectus supplement.

     Our board of directors has been authorized to provide for the issuance of shares of our serial preferred stock in multiple series without the approval of shareholders. With respect to each series of our serial preferred stock, our board of directors has the authority, consistent with our amended articles of incorporation, to fix the following terms:

     o the designation of the series distinguished by number, letter or title;

     o the number of shares within the series, which the board of directors may increase or decrease;

     o    the dividend rate of the series;

     o the dates of payment of dividends, and the dates from which dividends are cumulative;

     o the liquidation price for each share you own if we dissolve or liquidate;

     o whether the shares are redeemable, the redemption price and the terms of redemption;

     o the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

     o whether the shares are convertible, the price or rate of conversion, and the applicable terms and conditions; and

     o any restrictions on issuance of shares in the same series or any other series.

     Dividends in respect of the serial preferred stock will be cumulative and payable quarterly in cash. Holders of serial preferred stock are entitled to one vote for each share of serial preferred stock on all matters presented to shareholders and vote, in general, together with common shares as one class. In the event of a default in the payment of dividends (whether or not declared) in an aggregate amount equivalent to six quarterly dividends (whether or not consecutive), the holders of serial preferred stock, voting as a separate class, have the right to elect two additional directors on Parker's board of directors. In addition, the holders of serial preferred stock have supermajority voting rights in regard to changes to our amended articles of incorporation or amended code of regulations adversely affecting the voting powers, rights or preferences of this serial preferred stock.

     Your rights with respect to your shares of the serial preferred stock will be subordinate to the rights of our general creditors. Shares of our serial preferred stock that we issue will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

     The description of our board of director's powers with respect to serial preferred stock and your rights as a serial preferred stock shareholder in this section does not describe every aspect of these powers and rights. A copy of our amended articles of incorporation has been incorporated by reference in the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information on how to obtain a copy.

RIGHTS AGREEMENT

     Attached to each of our common shares is one common share purchase right. Each right entitles the registered holder to purchase from us one common share, par value $.50, at a price of $150.00 per common share, subject to adjustment. The rights expire on February 17, 2007, unless the final expiration date is extended or unless the rights are earlier redeemed or exchanged by us.

     The rights are represented by the certificates for our common shares, are not exercisable, and are not separately transferable from the common shares, until the earlier of:

     o ten business days or any earlier or later date (this date, the "flip-in date") (not to exceed 30 days) determined by the board of directors, after our public announcement that a person or group, called an "acquiring person," has become the beneficial owner of 15% or more of our outstanding common shares; or

     o ten business days, or a later date determined by the board of directors, after the commencement of a tender or exchange offer that would result in a person or group becoming an acquiring person.

     Generally, in the event that a person or group becomes an acquiring person, each right, other than the rights owned by the acquiring person, will entitle the holder to receive, upon exercise of the right, common shares having a value equal to two times the exercise price of the right. In the event that we are acquired in a merger, consolidation or other business combination transaction or more than 50% of our assets, cash flow or earning power is sold or transferred, each right, other than the rights owned by an acquiring person, will entitle the holder to receive, upon the exercise of the right, common shares of the surviving corporation having a value equal to two times the exercise price of the right.

     At any time after the flip-in date, the board of directors may exchange the rights, other than rights owned by the acquiring person, which would have become void, in whole or in part, at an exchange ratio of one common share per right, subject to adjustment.

     The rights are redeemable in whole, but not in part, at $0.01 per right until a flip-in date occurs. The ability to exercise the rights terminates at the time that the board of directors elects to redeem or exchange the rights. At no time will the rights have any voting rights.

     The number of outstanding rights, the exercise price payable, and the number of common shares issuable upon exercise of the rights are subject to customary adjustments from time to time to prevent dilution.

     The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire beneficial ownership of more than 15% of our outstanding shares on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination that our board of directors approves.

     The description of the rights contained in this section does not describe every aspect of the rights. The rights agreement dated January 31, 1997, as it may be amended from time to time, between us and the rights agent, contains the full legal text of the matters described in this section. A copy of the rights agreement has been incorporated by reference in the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" for information on how to obtain a copy.

LIMITATION ON DIRECTORS' LIABILITY

     Under Section 1701.59(D) of the Ohio Revised Code, unless the articles or the regulations of a corporation state by specific reference that this provision of Ohio law does not apply, a director is liable for monetary damages for any action or omission as a director only if it is proven by clear and convincing evidence that this act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless

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

disregard for the best interests of the corporation. This provision, however, does not affect the liability of directors under Section 1701.95 of the Ohio Revised Code, which relates to:

     o the payment of dividends or distributions, the making of distributions of assets to shareholders or the purchase or redemption of the corporation's shares, contrary to the law or our articles; the distribution of assets to shareholders during the winding up of our affairs by dissolution or otherwise, if creditors are not adequately provided for; and

     o the making of certain loans to officers, directors or shareholders, other than in the usual course of business, without approval by a majority of the disinterested directors of the corporation.

     Section 1701.59(D) applies to our board of directors because our articles and regulations do not specifically exclude its applicability. This may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors based on their actions or omissions, even though such a lawsuit, if successful, might otherwise have benefited us and our shareholders.

OHIO ANTITAKEOVER LAW

     Several provisions of Ohio Revised Code may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions include Section 1701.831 (Control Share Acquisitions) and Chapter 1704 (Business Combinations).

     These statutory provisions are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that, as a general rule, our interests and the interests of our shareholders would be served best if any change in control results from negotiations with our board of directors based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction, among other factors.

     These statutory provisions could have the effect of discouraging a prospective acquirer from making a tender offer for our shares or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common shares, thus depriving shareholders of any advantages which large accumulations of stock might provide. Finally, these provisions could limit the ability of shareholders to approve a transaction that they may deem to be in their best interests.

     The Ohio Revised Code's Control Share Acquisition and Business Combination provisions are set forth in summary below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all sections of the Ohio Revised Code.

CONTROL SHARE ACQUISITIONS

     Section 1701.831 of the Ohio Revised Code provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed "control share acquisition." The Ohio Revised Code defines a "control share acquisition" as any acquisition of an issuer's shares which would entitle the acquirer, immediately after that acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any one of the following ranges of that voting power:

     o    one-fifth or more but less than one-third of that voting power;

     o    one-third or more but less than a majority of that voting power; or

     o    a majority or more of that voting power.

     Assuming compliance with the notice and information filings prescribed by the statute, the proposed control share acquisition may be made only if, at a special meeting of shareholders, the acquisition is approved by at least a majority of the voting power of the issuer represented at the meeting and at least a majority of the voting power remaining after excluding the combined voting power of the "interested shares." "Interested shares" are the shares held by the intended acquirer and the employee-directors and officers of the issuer, as well as certain shares that were acquired after the date of the first public disclosure of the acquisition but before the record date for the meeting of shareholders and shares that were transferred, together with the voting power thereof, after the record date for the meeting of shareholders.

BUSINESS COMBINATIONS

     We are subject to Chapter 1704 of the Ohio Revised Code, which prohibits certain business combinations and transactions between an "issuing public corporation" and an "interested shareholder" for at least three years after the interested shareholder attains 10% ownership of the issuing public corporation, unless the board of directors of the issuing public corporation approves the transaction prior to the interested shareholder attaining such 10% ownership. An "issuing public corporation" is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. An "interested shareholder" is a beneficial owner of 10% or more of the shares of a corporation. Examples of transactions regulated by Chapter 1704 include the disposition of assets, mergers and consolidations, voluntary dissolutions and the transfer of shares.

     Subsequent to the three-year period, a transaction subject to Chapter 1704 may take place provided that certain conditions are satisfied, including:

     o prior to the interested shareholder's share acquisition date, the board of directors of the issuing public corporation approved the purchase of shares by the interested shareholder;

     o the transaction is approved by the holders of shares with at least 66 2/3% of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

     o the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares.

SPECIAL CHARTER AND REGULATIONS PROVISIONS

     Our amended articles of incorporation contain a "fair price" provision that applies to certain business combination transactions involving any person or group that beneficially owns at least 20% of the aggregate voting power of our outstanding capital stock, referred to as an "interested party." The provision requires the affirmative vote of the holders of at least 80% of our voting stock to approve certain business combination transactions between the interested party and us or our subsidiaries, including:

     o    any merger or consolidation;

     o any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or the assets of a subsidiary having a fair market value of at least $20,000,000;

     o the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of the interested party;

     o the issuance or transfer by us or a subsidiary to an interested party of any of our securities or the securities of a subsidiary having a fair market value of $20,000,000 or more; or

     o any recapitalization, reclassification, merger or consolidation involving us that would have the effect of increasing the interested party's voting power in us or a subsidiary.

     The 80% voting requirement will not apply if:

     o the business combination is approved by our continuing directors (as defined in the amended articles of incorporation); or

     o the business combination is a merger or consolidation and the consideration to be received by the holders of each class of capital stock is the highest of:

          -- the highest per share price paid by the interested party for the capital stock during the prior two years; or

          -- the highest sales price reported on a national securities exchange during the prior two years; or

          -- in the case of serial preferred stock, the amount of the liquidation preference plus annual compound interest from the date the interested party became an interested party less the aggregate amount of any cash dividends paid during the interest period.

This provision could have the effect of delaying or preventing a change in control in a transaction or series of transactions not satisfying the "fair price" criteria.

     The "fair price" provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock, unless two-thirds of the continuing directors recommends such a change.

     The foregoing provisions of the amended articles of incorporation and the code of regulations, together with the rights agreement and the provisions of the Ohio antitakeover laws (Section 1701.831 and Chapter 1704 of the Ohio Revised Code) could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our shareholders and of limiting any opportunity to realize premiums over prevailing market prices for our common shares in connection therewith. This could be the case notwithstanding that a majority of our shareholders might benefit from this change in control or offer.

TRANSFER AGENT AND REGISTRAR

     National City Bank serves as the registrar and transfer agent for the common shares.

STOCK EXCHANGE LISTING

     Our common shares are listed on the New York Stock Exchange. The trading symbol for our common shares on this exchange is "PH."

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     We may offer fractional shares of serial preferred stock, rather than full shares of serial preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of serial preferred stock. The prospectus supplement will indicate that fraction. The shares of serial preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the "Bank Depositary"). Each owner of a depositary share will be entitled to all the rights and preferences of the serial preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of serial preferred stock in accordance with the terms of the offering.

     We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

DIVIDENDS AND OTHER DISTRIBUTIONS

     If we pay a cash distribution or dividend on a series of serial preferred stock represented by depositary shares, the Bank Depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     If we redeem a series of serial preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the serial preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

VOTING THE SERIAL PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the serial preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to this serial preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the serial preferred stock) may instruct the Bank Depositary as to how to vote the serial preferred stock represented by this holder's depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the serial preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the serial preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this serial preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if:

     o    all outstanding depositary shares have been redeemed; or

     o there has been a final distribution in respect of the serial preferred stock in connection with any liquidation, dissolution or winding up of Parker and this distribution has been distributed to the holders of depositary receipts.

CHARGES OF BANK DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the serial preferred stock and any redemption of the serial preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of serial preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

WITHDRAWAL OF SERIAL PREFERRED STOCK

     Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of serial preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of serial preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of serial preferred stock to be withdrawn, the Bank Depositary will deliver to this holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of serial preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

MISCELLANEOUS

     The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of serial preferred stock.

     Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or serial preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting serial preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF BANK DEPOSITARY

     The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and the successor's acceptance of this appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.


                             DESCRIPTION OF WARRANTS

GENERAL DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities, serial preferred stock or common shares. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

DEBT WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

     o    the title of the warrants;

     o    the offering price for the warrants, if any;

     o    the aggregate number of the warrants;

     o the designation and terms of the debt securities purchasable upon exercise of the warrants;

     o if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

     o if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

     o the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

     o the dates on which the right to exercise the warrants will commence and expire;

     o if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     o whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

     o    information relating to book-entry procedures, if any;

     o the currency or currency units in which the offering price, if any, and the exercise price are payable;

     o if applicable, a discussion of material United States federal income tax considerations;

     o    anti-dilution provisions of the warrants, if any;

     o    redemption or call provisions, if any, applicable to the warrants;

     o any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

     o    any other information we think is important about the warrants.

STOCK WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue common shares or serial preferred stock will describe the terms of the common share warrants and serial preferred stock warrants, including the following:

     o    the title of the warrants;

     o    the offering price for the warrants, if any;

     o    the aggregate number of the warrants;

     o the designation and terms of the common shares or serial preferred stock that may be purchased upon exercise of the warrants;

     o if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

     o if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

     o the number of common shares or serial preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

     o the dates on which the right to exercise the warrants commence and expire;

     o if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     o the currency or currency units in which the offering price, if any, and the exercise price are payable;

     o if applicable, a discussion of material United States federal income tax considerations;

     o    anti-dilution provisions of the warrants, if any;

     o    redemption or call provisions, if any, applicable to the warrants;

     o    any additional terms of the warrants, including terms, procedures and

     o limitations relating to the exchange and exercise of the warrants; and any other information we think is important about the warrants.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or common shares or shares of serial preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

     Until a holder exercises the warrants to purchase our debt securities, serial preferred stock or common shares, the holder will not have any rights as a holder of our debt securities, serial preferred stock or common shares, as the case may be, by virtue of ownership of warrants.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of common shares or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including United States treasury securities, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

     The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities in and outside the United States:

     o    through underwriters or dealers;

     o directly to purchasers, including our affiliates and shareholders, in a rights offering;

     o    through agents; or

     o    through a combination of any of these methods.


     The prospectus supplement will include the following information:

     o    the terms of the offering;

     o    the names of any underwriters or agents;

     o    the name or names of any managing underwriter or underwriters;

     o    the purchase price or initial public offering price of the securities;

     o    the net proceeds from the sale of the securities;

     o    any delayed delivery arrangements;

     o any underwriting discounts, commissions and other items constituting underwriters' compensation;

     o    any discounts or concessions allowed or reallowed or paid to dealers;
          and

     o    any commissions paid to agents.


SALE THROUGH UNDERWRITERS OR DEALERS

     If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

     Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

     If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

     We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

REMARKETING ARRANGEMENTS

     Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

DELAYED DELIVERY CONTRACTS

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or the trusts at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

     We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.


                                  LEGAL MATTERS

     Except as set forth in the applicable prospectus supplement, Jones, Day, Reavis & Pogue, Cleveland, Ohio, will pass upon the validity of our debt securities, common shares, serial preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units.


                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                  $225,000,000

                          Parker-Hannifin Corporation

                          4.875% Senior Notes Due 2013

                         ------------------------------

                             Prospectus Supplement

                                February 5, 2003

                         ------------------------------

                         Banc of America Securities LLC

                           McDonald Investments Inc.
                                 Morgan Stanley

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